Exhibit 5.1


                                 March 27, 2002


INTER-TEL INCORPORATED
1615 South 52nd Street
Tempe, AZ 85281


     RE: REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Securities Act") pursuant to a Registration Statement of Form S-8 (the "Registration Statement") of 1,854,161 shares of Common Stock, of Inter-Tel, Incorporated, an Arizona corporation (the "Company"), under the Company's 1997 Long-Term Incentive Plan (the "1997 Plan") and 150,000 shares under the Acquisition Stock Option Plan (the "Acquisition Plan"), (collectively, the "Shares"), I, as General Counsel of the Company, have examined the Registration Statement, such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, when issued and sold in the manner described in the 1997 Plan and pursuant to the agreements which accompany each grant under the 1997 Plan, the Shares will be legally and validly issued, fully paid and assessable.

     The foregoing opinion is limited to the laws of the state of Arizona, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I do hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.


                                        Sincerely,


                                        /s/ John L. Gardner
                                        ----------------------------------------
                                        John L. Gardner, General Counsel
                                        Inter-Tel, Incorporated